Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

November 8, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS OCTOBER, THIRD QUARTER AND YTD 2007 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today reported total sales and comparable store sales for the fiscal period(s) ended November 3, 2007.

As a reminder, the 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, creating a one-week difference between Stein Mart’s fiscal reporting periods and comparable store sales reporting periods. The table below shows total sales for each period ending November 3, 2007 as compared to the respective period ending October 28, 2006, while comparable store sales measures each period ending November 3, 2007 against the respective period ending November 4, 2006.

	Total Sales (in millions)		Percent Change
	2007	2006	Total Sales	Comparable Store Sales
October (4 weeks)	$113.7	$112.1	1.4%	(3.8)%
Third Quarter (13 weeks)	$333.4	$339.2	(1.7)%	(6.3)%
Year to date (39 weeks)	$1,040.2	$1,040.3	0.0%	(3.1)%

During October, Ladies’ Boutique, Special Sizes and Intimate Apparel had positive sales performances, while the Company’s stores located in the Mid-Atlantic up through Ohio and Pennsylvania outperformed the Company average.

“Although we had a positive response to an additional promotional event mid-month, our business remains difficult,” commented Stein Mart’s president and chief executive officer, Linda M. Farthing. “We are determined to improve revenue growth and reduce controllable expenses, and remain focused on creating opportunities to drive business with a strong value message as we enter this holiday season.”

Fall 2007 Store Opening Schedule

In October, six new stores opened and one location was closed, for a total of eight stores opened and two closed in the quarter, resulting in 276 stores open on November 3, 2007 as compared to 265 stores at the same time last year.

Two more stores (Las Vegas, NV and Succasunna, NJ) open today, and the final two store openings of 2007 will take place later this month. At year-end, Stein Mart expects to have 280 stores compared to 268 stores at the end of 2006.

Revised Guidance

While the 6.3% decrease in comparable store sales for the third quarter was within the estimated range, expenses for the quarter were less than previously projected, due primarily to the delayed opening of some new stores and, to a lesser extent, ongoing expense reduction initiatives. Additionally, there was a reduction in the effective tax rate. Management now expects the Company’s loss for the third quarter ending November 3, 2007 to be between ($0.06) and ($0.08) per diluted share, which includes approximately ($0.03) per share for costs related to the transition of the president/CEO position during the period.

Third quarter financial results

On Thursday, November 29, 2007, full financial results of the third quarter will be released prior to the opening of the U.S. financial markets. Management will also hold a conference call at 11 a.m. ET that morning to discuss those results and the current outlook on business. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until December 7, 2007.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of our advertising, marketing and promotional strategies

•	changes in consumer spending due to current events and/or general economic conditions

•	on-going competition from other retailers

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of suitable new store sites at acceptable lease terms

•	the Company’s ability to attract and retail qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-S

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com